Exhibit 23.1

Tel: 732-750-0900 Fax: 732-750-1222 www.bdo.com	90 Woodbridge Center Drive Woodbridge, NJ 07095

Consent of Independent Registered Public Accounting Firm

Eagle Pharmaceuticals, Inc.

Woodcliff Lake, New Jersey

We hereby consent to the incorporation by reference in the Registration Statement on Form S-8 of our reports dated March 15, 2017, relating to the consolidated financial statements, and the effectiveness of Eagle Pharmaceuticals, Inc.’s internal control over financial reporting, which appear in the Company’s Annual Report on Form 10-K for the year ended December 31, 2016.  Our report on the effectiveness of internal control over financial reporting expresses an adverse opinion on the effectiveness of the Company’s internal control over financial reporting.

/s/ BDO USA, LLP

Woodbridge, New Jersey

March 20, 2017